Exhibit 99.1

Earnings Release

Contact:	Raymond J. Pacini
	Chief Executive Officer	November 1, 2007
949-250-7781

California Coastal Communities, Inc. Reports Third Quarter Results

•                  Impairment charges of $28 million on Inland Empire and Lancaster projects due to further deterioration of the housing and mortgage markets as a result of highly aggressive discounting by national home builders and disruption in credit markets.

•                  Net sales orders increased to 23 in third quarter 2007 from 17 in third quarter 2006 and 11 in second quarter 2007, reflecting 10 Brightwater sales orders at an average price of approximately $1.2 million for 1,710 to 2,160 square foot homes.

•                  First Brightwater home deliveries expected in the fourth quarter of 2007; no discounting of home prices planned for Brightwater.

•                  Larger product model homes at Brightwater scheduled to open in February 2008.

•                  Net loss of $17.5 million or $1.61 per diluted share for third quarter of 2007, compared with net income of $1.3 million, or $.12 per diluted share in third quarter 2006, reflects after-tax impact of impairment charges of $16.6 million, or $1.52 per diluted share.

•                  Senior secured term loan and senior secured project revolving loan agreements amended to reduce minimum net worth covenants from $100 million to $80 million.

IRVINE, California — California Coastal Communities, Inc. (NASDAQ:CALC) reported a net loss of $17.5 million, or $1.61 per diluted share, for the three months ended September 30, 2007.  The third quarter results reflect the delivery of 12 homes at the Company’s homebuilding projects in two Southern California counties, generating $200,000 of homebuilding gross operating profit.  Homebuilding gross operating profit was offset by impairment charges of $28 million and net operating expenses of $1.7 million, resulting in a pretax loss of $29.5 million.  The pretax loss was offset by an income tax benefit of $12 million, resulting in a net loss of $17.5 million.  During the third quarter of 2006, the Company reported gross operating profit of $3.4 million from deliveries of 36 homes, which was partially offset by net operating expenses of $1.2 million and income tax expense of $900,000, resulting in net income of $1.3 million, or $.12 per diluted share.

 Raymond J. Pacini, CEO of the Company commented: “The disruption in the credit markets has led to more stringent underwriting standards and reduced availability of, and higher interest rates on, jumbo mortgages needed to finance most Southern California homes. Competition from large national homebuilders that continue to aggressively discount their prices has resulted in homebuyers demanding significant price concessions in our inland markets.  While our Brightwater community is exposed to current uncertainties in the housing market which have affected consumer behavior, we remain optimistic about future Brightwater sales.  In the face of challenging market conditions, we are pleased that we received 10 third quarter Brightwater sales orders averaging $1.2 million, or approximately $610 per square foot.”

Mr. Pacini continued, “We are encouraged by prospective homebuyer interest in the larger homes at Brightwater, which we expect to open for sale post-Super Bowl in February 2008, which is a good time to open a new community.  While price competition is essential for us to sell homes in our inland markets, we do not plan to offer discounts at Brightwater, which represents one of the last opportunities to purchase a new home in a master-planned community on the Southern California coast.  Given Brightwater’s unique coastal location and the superior product that we are offering, along with the limited supply of new coastal home communities and the absence of competition from other homebuilders in Huntington Beach, we believe in the overall future of this project.”

                The Company’s 105-acre Brightwater project is located near the corner of Pacific Coast Highway and Warner Avenue, and overlooks the Pacific Ocean and the recently restored 1,200-acre Bolsa Chica Wetlands.  It is the largest asset in the Company’s portfolio, representing approximately 74% of real estate inventories as of September 30, 2007.  The Brightwater project was appraised at $302 million as of July 6, 2006 compared with its book value at June 30, 2006 of $142 million.  Brightwater is currently expected to generate gross margins of approximately 30-40% due to the Company’s low carrying value in Brightwater; however, there can be no assurance that such margins will be realized.

The Company also announced that in October 2007 it executed amendments with KeyBank National Association and a majority of the other lenders of each respective bank syndicate to modify certain covenants contained in the credit agreements for its Senior Secured Term Loan (“Term Loan”) and Senior Secured Project Revolver (“Revolver”). Both the Term Loan and Revolver were amended to reduce the minimum net worth requirement from $100 million to $80 million, effective as of September 30, 2007. The Term Loan agreement was also amended to modify the interest coverage covenant to provide greater operating flexibility and accommodate the Company’s currently anticipated operating results for 2008.

                Third quarter homebuilding revenues of $5.2 million reflect a $19.6 million decrease compared with the third quarter of 2006.  This decrease is primarily due to the decrease in the number of deliveries to 12 homes in the third quarter of 2007, compared with 36 homes delivered in the same period of 2006. The Company generated $3.2 million less in gross operating profit from home sales during the third quarter of 2007 compared with 2006 as a result of delivering 24 fewer homes and decreased margins due to reduced sales prices and increased incentives in response to the continuing real estate slowdown.  Homebuilding gross operating profit before impairment charges reflects reduced margins of 3.8% in the third quarter of 2007 compared with 13.7% in the third quarter of 2006, and 6.7% in the first half of 2007. The reduced margins are primarily due to sales price reductions and the use of incentives in order to move inland project standing inventory and remain competitive under current market conditions.

                  The average sales price of homes delivered in the third quarter of 2007 decreased to $433,300 from $688,900 during the same period of 2006, primarily reflecting the absence of deliveries at the higher priced Rancho Santa Fe project which closed out during the first quarter of 2007, as well as sales price reductions and increased incentives.

                During the third quarter of 2007, net new orders increased 35% to 23 homes compared with 17 homes during the comparable period of 2006, primarily as a result of 10 sales orders at Brightwater.  Cancellations as a percentage of new orders were 28% during the third quarter of 2007, compared with 31% during the first half of 2007, and compared with 41% for the fourth quarter of 2006 and 37% for the third quarter of 2006.  There were no cancellations at Brightwater during the third quarter.

                Backlog as of September 30, 2007 decreased to 28 homes compared with 31 homes as of September 30, 2006.  The average sales price of homes in backlog increased from $710,000 to $763,000, primarily reflecting sales orders for 10 homes at Brightwater.  The Company’s standing inventory decreased to 21 homes as of September 30, 2007 compared with 46 homes in standing inventory as of December 31, 2006.  The Company continues to actively evaluate pricing strategies and other sales incentives in an effort to sell inland project standing inventory at an orderly rate in this challenging housing market.

                The Company also reported a net loss of $20.9 million or $1.92 per diluted share for the first nine months of 2007.  Results for the first nine months of 2007 reflect $1.3 million of homebuilding gross operating profit from the delivery of 36 homes, reduced by impairment charges of $32.0 million and $4.5 million of net operating expenses which were partially offset by an income tax benefit of $14.3 million.

                During the first nine months of 2007, net new orders decreased 24% to 47 homes compared with 62 homes during the comparable period of 2006.  Cancellations as a percentage of new orders were 31% during the first nine months of 2007, compared with approximately 30% during the first nine months of 2006, and 29% during full year 2006.  There were no cancellations at Brightwater during the first nine months of 2007.

The third quarter results reflect the continued softness in the housing market, which has been compounded by difficulties in the mortgage lending industry that have made it more difficult for many prospective homebuyers to finance home purchases.  Further, potential homebuyers are more cautious about purchasing a home due to uncertainty about the future direction of home prices and their ability to sell existing homes. Reduced homebuilding gross margins for the first nine months of 2007 reflect sales price reductions on Inland Empire and Lancaster homes that were necessary to remain competitive with the large national homebuilders operating in those markets.

The Company has traditionally employed a conservative approach to managing its real estate inventories and believes it is well-positioned to withstand the effects of the market downturn as it continues to unfold.  The Company currently has active homebuilding projects in the Inland Empire areas of Riverside and San Bernardino Counties; Lancaster in northern Los Angeles County, and Huntington Beach in Orange County.  As of September 30, 2007, the Company has an inventory of 761 owned lots, reduced by 9.4% compared with the 840 lots owned and controlled a year ago. This decrease reflects deliveries and the absence of acquisitions during the past two years.

                The nature of the Company’s business is such that the number, location and specific market conditions of active selling communities over any given time period may cause significant fluctuations in operating results from quarter-to-quarter and from year-to-year.

                The Company is a residential land development and homebuilding company operating in Southern California.  The Company’s principal subsidiaries are Hearthside Homes which is a home building company, and Signal Landmark which owns 110 acres on the Bolsa Chica mesa where sales commenced in August 2007 at the 356-home Brightwater community. Hearthside Homes is building all of the homes at Brightwater and has delivered over 2,000 homes to families throughout Southern California since its formation in 1994.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

                Certain of the foregoing information contains forward-looking statements that relate to future events or the Company’s future financial performance.  These statements involve known and unknown risks, uncertainties and other factors which may cause the Company’s actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements.  In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continue,” or the negative of such terms or other comparable terminology.  These forward-looking statements include, but are not limited to, statements about the Company’s plans, objectives, goals, expectations and intentions, the number and types of homes and number of acres of land that the Company may develop and sell, the timing and outcomes of any such development, the timing and outcomes of regulatory approval processes or administrative proceedings, cash flows or sales, and other statements contained herein that are not historical facts.

                These statements also include but are not limited to statements regarding: the Company’s platform for continued growth; demographic trends driving long-term demand; the Company’s strategic focus on growing in existing markets; the Company’s focus on generating strong financial returns and conservatively managing its balance sheet; the outlook for the housing sector, including the relative impact of interest rates, jobs, land constraints, demographic trends, and the availability of mortgage financing; the employment outlook; the Company’s ability to capitalize on the supply-demand imbalance in housing; housing market conditions in the markets in which the Company operates; orders and backlog; the Company’s lot supply; the Company’s expected earnings, home deliveries and revenues; expected average home prices; the Company’s expected homebuilding gross margin percentage; anticipated buyer demand; and expected joint venture income and deliveries.

                Forward-looking statements are based on current expectations or beliefs regarding future events or circumstances, and you should not place undue reliance on these statements.  Such statements involve known and unknown risks, uncertainties, assumptions and other factors — many of which are out of the Company’s control and difficult to forecast — that may cause actual results to differ materially from those that may be described or implied.  Such factors include but are not limited to: local and general economic and market conditions, including consumer confidence, employment rates, interest rates, the cost and availability of mortgage financing, and stock market, home and land valuations; the impact on economic conditions of terrorist attacks or the outbreak or escalation of armed conflict involving the United States; the cost and availability of suitable undeveloped land, building materials and labor; the cost and availability of construction financing and corporate debt and equity capital; the demand for residential real estate; cancellations of purchase contracts by homebuyers; the cyclical and competitive nature of the Company’s business; governmental regulation; including the impact of “slow growth” or similar initiatives; delays in the land entitlement process, development, construction, or the opening of new home communities; the significant amount of the Company’s debt and the impact of restrictive covenants in its loan agreements; adverse weather conditions and natural disasters such as earthquakes and wildfires; environmental matters; future business decisions and the Company’s ability to successfully implement its operational, growth and other strategies; litigation and warranty claims; and other risks. For a further discussion of these and other risks and uncertainties applicable to the Company’s business, see the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 and its other future and past public filings with the Securities and Exchange Commission (“SEC”), all of which may be obtained free of charge through the website maintained by the SEC at http://www.sec.gov or at the Company’s website at http://www.californiacoastalcommunities.com.

                The Company assumes no, and hereby disclaims any, obligation to update any of the foregoing or any other forward-looking statements.  The Company nonetheless reserves the right to make such updates from time to time by press release, periodic report or other method of public disclosure without the need for specific reference to this press release.  No such update shall be deemed to indicate that other statements not addressed by such update remain correct or create an obligation to provide any other updates.

***TABLES FOLLOW***

CALIFORNIA COASTAL COMMUNITIES, INC.

SELECTED FINANCIAL AND OPERATING INFORMATION

($ in millions, except per home data)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006

Homes delivered	12	36	36	113

Home sales revenue	$5.2	$24.8	$21.6	$71.5

Cost of sales	5.0	21.4	20.3	60.2
Loss on impairment of real estate inventories	28.0	—	32.0	—

Gross operating (loss) profit	$(27.8)	$3.4	$(30.7)	$11.3

Gross margin percentage before loss on impairment	3.8%	13.7%	6.0%	15.8%

PER HOME DATA

Average sales price (a)	$433,300	$688,900	$600,000	$632,700

Average gross margin before loss on impairment (b)	$16,700	$94,400	$36,100	$100,000

NUMBER OF ACTIVE COMMUNITIES	7	6	7	6

NET NEW ORDERS	23	17	47	62

LOT INVENTORY AND BACKLOG
Backlog of homes sold, but not completed at end of period			23	25

Completed homes in inventory, and in escrow			5	6

Total backlog			28	31

Completed homes in inventory, unsold			21	17

Entitled lots owned at end of period (c)			712	783

Total homes and lots			761	831

ESTIMATED VALUE OF BACKLOG

Backlog of homes sold, but not completed at end of period			$19.6	$18.9

Completed homes in inventory, and in escrow			1.8	3.1

Total value of backlog			$21.4	$22.0

(a)           Changes are primarily due to changes in product mix and location, as well as inland home sales price reductions that were necessary to be competitive under current market conditions.

(b)          Changes are primarily due to the industry-wide slowdown in 2006 and the first nine months of 2007.

(c)           Includes 356 lots at the Brightwater project on the Company’s 110-acre Bolsa Chica upper mesa property in Huntington Beach.

CALIFORNIA COASTAL COMMUNITIES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in millions, except per share amounts)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006

Revenues
Homebuilding	$5.2	$24.8	$21.6	$71.5

Costs of sales
Homebuilding	5.0	21.4	20.3	60.2
Loss on impairment of real estate inventories	28.0	—	32.0	—
	33.0	21.4	52.3	60.2
Gross operating (loss) profit	(27.8)	3.4	(30.7)	11.3

Selling, general and administrative expenses	1.7	1.6	4.8	4.7
Interest expense	.1	—	.1	—
Income from unconsolidated joint ventures	(.1)	(.1)	(.5)	(.1)
Other expense (income), net	—	(.3)	.1	(.8)

(Loss) income before income taxes	(29.5)	2.2	(35.2)	7.5

(Benefit) provision for income taxes	(12.0)	.9	(14.3)	3.1

Net (loss) income	$(17.5)	$1.3	$(20.9)	$4.4

Net (loss) earnings per common share:
Basic	$(1.61)	$.12	$(1.92)	$.43
Diluted	$(1.61)	$.12	$(1.92)	$.42

Common equivalent shares:
Basic	10.9	10.5	10.9	10.3
Diluted	10.9	10.7	10.9	10.6

Dividends paid per common share outstanding	$—	$12.50	$—	$12.50

CALIFORNIA COASTAL COMMUNITIES, INC.

BALANCE SHEETS

(in millions, except per share amounts)

(unaudited)

	September 30, 2007	December 31, 2006
ASSETS

Cash and cash equivalents	$5.2	$10.6

Short-term investments	—	.5

Restricted cash	13.6	14.6

Real estate inventories	284.0	264.8

Deferred tax assets	45.7	34.7

Other assets, net	7.0	7.1

Total assets	$355.5	$332.3

LIABILITIES AND STOCKHOLDERS’ EQUITY

Liabilities:

Accounts payable and accrued liabilities	$12.3	$13.1

Senior secured project revolver	61.7	18.3

Senior secured term loan	125.0	125.0

Other project debt	50.1	44.9

Other liabilities	7.0	7.5

Total liabilities	256.1	208.8

Stockholders’ equity (a)	99.4	123.5

	$355.5	$332.3

Shares outstanding (b)	10.9	10.9

Stockholders’ equity per common share (c)	$9.12	$11.33

(a)                                  Decrease reflects net loss of $20.9 million and cumulative effect of a change in accounting principle of $3.3 million related to the adoption of FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes” in the first quarter of 2007.

(b)                                 Includes outstanding options for 17,500 shares.

(c)                                  The Company believes that stockholders’ equity per common share, which is computed by dividing stockholders’ equity by common shares outstanding at the end of each period, is a useful supplemental measure of the strength of the Company’s balance sheet and an indicator of the historical carrying value of the Company’s net assets.